INVESTMENT MANAGEMENT AGREEMENT

Investment Management Agreement (the “Agreement”) executed as of May 26, 2009 between the COOK & BYNUM FUNDS TRUST, a Delaware business trust (the “Trust”) on behalf of its The Cook & Bynum Fund (the “Fund”), and COOK & BYNUM CAPITAL MANAGEMENT, LLC, a Delaware limited liability company (the “Adviser”).

W I T N E S S E T H:

That in consideration of the mutual covenants herein contained, it is agreed as follows:

1.	SERVICES TO BE RENDERED BY ADVISER TO THE TRUST.

(a)  Subject always to the control of the Trustees of the Trust and to such policies as the Trustees may determine, the Adviser will, at its expense, (i) furnish continuously an investment program for the Fund and will make investment decisions on behalf of the Fund and place all orders for the purchase and sale of its portfolio securities and (ii) furnish office space and equipment, provide bookkeeping and clerical services (excluding determination of net asset value, shareholder accounting services and fund accounting services) and pay all salaries, fees and expenses of officers and Trustees of the Trust who are affiliated with the Adviser.  In the performance of its duties, the Adviser will comply with the provisions of the Agreement and Declaration of Trust and By-laws of the Trust and the Fund’s stated investment objective, policies and restrictions.

(b)  In placing orders for the portfolio transactions of the Fund, the Adviser will seek the best price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below.  In using its best efforts to obtain for the Fund the most favorable price and execution available, the Adviser shall consider all factors it deems relevant, including, without limitation, the overall net economic result to the Fund (involving price paid or received and any commissions and other costs paid), the efficiency with which the transaction is effected, the ability to effect the transaction at all where a large block is involved, availability of the broker to stand ready to execute possibly difficult transactions in the future and the financial strength and stability of the broker.  Subject to such policies as the Trustees may determine, the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides brokerage and research services to the Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser’s overall responsibilities with respect to the Fund and to other clients of the Adviser as to which the Adviser exercises investment discretion.

(c)  Subject to the provisions of the Agreement and Declaration of Trust of the Trust and the Investment Company Act of 1940, the Adviser, at its expense, may select and contract with investment consultants or sub-advisers (the “Consultants” or “Sub-Advisers,” as applicable) for the Fund.  The Adviser will compensate any Consultant or Sub-Adviser of the Fund for its services to the Fund.  The Adviser may terminate the services of the Consultant or Sub-Adviser at any time in its sole discretion and shall at such time assume the responsibilities of such Consultant or Sub-Adviser unless and until a successor Consultant or Sub-Adviser is selected.

(d)  The Adviser shall not be obligated under this Agreement to pay any expenses of or for the Trust or of or for the Fund not expressly assumed by the Adviser pursuant to this Section 1 other than as provided in Section 3.

2.	OTHER AGREEMENTS, ETC.

It is understood that any of the shareholders, Trustees, officers and employees of the Trust may be a partner, shareholder, director, officer or employee of, or be otherwise interested in, the Adviser, and in any person controlling, controlled by or under common control with the Adviser, and that the Adviser and any person controlling, controlled by or under common control with the Adviser may have an interest in the Trust.  It is also understood that the Adviser and persons controlling, controlled by or under common control with the Adviser have and may have advisory, management service, distribution or other contracts with other organizations and persons, and may have other interests and businesses.

3.	COMPENSATION TO BE PAID BY THE FUND TO THE ADVISER.

The Fund will pay to the Adviser as compensation for the Adviser’s services rendered, for the facilities furnished and for the expenses borne by the Adviser pursuant to Section 1, a fee, computed and paid monthly at the annual rate of 1.50% of the Fund’s average daily net asset value.  Such average daily net asset value of the Fund shall be determined by taking an average of all of the determinations of such net asset value during such month while this Agreement is in effect.  Such fee shall be payable for each month within five (5) business days after the end of such month.

In the event that expenses of the Fund for any fiscal year should exceed the expense limitation on investment company expenses imposed by any statute or regulatory authority of any jurisdiction in which shares of the Fund are qualified for offer and sale, the compensation due the Adviser for such fiscal year shall be reduced by the amount of such excess by a reduction or refund thereof.  In the event that the expenses of the Fund exceed any expense limitation which the Adviser may, by written notice to the Trust, voluntarily declare to be effective with respect to the Fund, subject to such terms and conditions as the Adviser may prescribe in such notice, the compensation due the Adviser shall be reduced, and, if necessary, the Adviser shall bear the Fund’s expenses to the extent required by such expense limitation.

If the Adviser shall serve for less than the whole of a month, the foregoing compensation shall be prorated.

4.	ASSIGNMENT TERMINATES THIS AGREEMENT; AMENDMENTS OF THIS AGREEMENT.

This Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment; and this Agreement shall not be amended unless such amendment is approved at a meeting by the affirmative vote of a majority of the outstanding shares of the Fund, and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees of the Trust who are not interested persons of the Trust or of the Adviser.

5.	EFFECTIVE PERIOD AND TERMINATION OF THIS AGREEMENT.

This Agreement shall become effective upon its execution, and shall remain in full force and effect continuously thereafter (unless terminated automatically as set forth in Section 4) until terminated as follows:

(a)  Either party hereto may at any time terminate this Agreement by not more than sixty days’ written notice delivered or mailed by registered mail, postage prepaid, to the other party, or

(b)  If (i) the Trustees of the Trust or the shareholders by the affirmative vote of a majority of the outstanding shares of the Fund, and (ii) a majority of the Trustees of the Trust who are not interested persons of the Trust or of the Adviser, by vote cast in person at a meeting called for the purpose of voting on such approval, do not specifically approve at least annually the continuance of this Agreement, then this Agreement shall automatically terminate at the close of business on the second anniversary of its execution, or upon the expiration of one year from the effective date of the last such continuance, whichever is later; provided, however, that if the continuance of this Agreement is submitted to the shareholders of the Fund for their approval and such shareholders fail to approve such continuance of this Agreement as provided herein, the Adviser may continue to serve hereunder in a manner consistent with the Investment Company Act of 1940 and the rules and regulations thereunder.

Action by the Trust under (a) above may be taken either (i) by vote of a majority of its Trustees, or (ii) by the affirmative vote of a majority of the outstanding shares of the Fund.

Termination of this Agreement pursuant to this Section 5 shall be without the payment of any penalty.

6.	CERTAIN DEFINITIONS.

For the purposes of this Agreement, the “affirmative vote of a majority of the outstanding shares” of the Fund means the affirmative vote, at a duly called and held meeting of shareholders, (a) of the holders of 67% or more of the shares of the Fund present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting, whichever is less.

For the purposes of this Agreement, the terms “affiliated person,” “control,” “interested person” and “assignment” shall have their respective meanings defined in the Investment Company Act of 1940 and the rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act; and the phrase “specifically approve at least annually” shall be construed in a manner consistent with the Investment Company Act of 1940 and the rules and regulations thereunder.

7.	NONLIABILITY OF ADVISER.

In the absence of willful misfeasance, bad faith or gross negligence on the part of the Adviser, or reckless disregard of its obligations and duties hereunder, the Adviser shall not be subject to any liability to the Trust, or to any shareholder of the Trust, for any act or omission in the course of, or connected with, rendering services hereunder.

8.	EXERCISE OF VOTING RIGHTS.

Except as instructed otherwise by the Trustees of the Trust, the Adviser shall at its discretion exercise or procure the exercise of any voting right attaching to investments of the Fund.

IN WITNESS WHEREOF, THE COOK & BYMUM FUNDS TRUST and COOK & BYNUM CAPITAL MANAGEMENT, LLC have each caused this instrument to be signed in duplicate on its behalf by its duly authorized representative, all as of the day and year first above written.

COOK & BYNUM FUNDS TRUST

By: /s/ J. Dowe Bynum
Title: Trustee, Vice-President and Secretary

COOK & BYNUM CAPITAL MANAGEMENT, LLC

By: /s/ Richard P. Cook
Title: Principal